EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2011 Second Quarter Results

Loss From Continuing Operations of $0.04 Per Diluted Share

Loss Included $0.07 Per Diluted Share of Special Items

Integration of Edgetech on Schedule

End Markets Remained Weak

HOUSTON, June 13, 2011 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door markets through its Engineered Products and Aluminum Sheet Products groups, today released fiscal 2011 second quarter results for the period ending April 30, 2011. The company reported a diluted loss from continuing operations of $0.04 per share in the quarter that included the following special items: LIFO expense of $0.03; and Edgetech transaction costs of $0.03. Diluted earnings from continuing operations were $0.12 per share a year ago which included a bargained purchase gain of $0.03 per dulited share and a LIFO expense of $0.02. Second quarter earnings from continuing operations were down from a year ago primarily due to weaker results at the Engineered Products group, which had both lower sales and higher organic growth initiative expenses that will drive programs to enhance the group's long term sales.

Engineered Products group (EPG) is focused on providing window and door customers with fenestration components, products, and systems. Key end markets are residential repair & remodeling (R&R) and new home construction. Second quarter revenue was $82.5 million, which included one month of Edgetech sales of $6.4 million, and was lower than a year ago as demand at that time benefitted from two housing related tax credit programs. There were no similar credits this quarter. Operating income of $1.9 million was down from a year ago due to lower revenue and higher growth initiative costs of about $0.6 million. EPG's income included one month's operating loss at Edgetech of $0.9 million. Those Edgetech results were negatively impacted by a step-up in inventory expense related to the purchase method of accounting of $0.9 million.

	2nd qtr 2011	2nd qtr 2010
Net sales	$82.5	$84.7
Operating income	$1.9	$5.8
(in millions)

Compared to the sequential first quarter, EPG revenue and operating income was down, as demand in the first quarter benefitted from the $1,500 energy efficient window tax credit that expired on December 31, 2010. Quanex believes its national customers bought ahead and built inventory to meet the expected rise in demand the deadline created, and in turn, demand slowed in the second quarter as excess inventory was worked down. Poor weather conditions also negatively impacted EPG's demand as new home construction activities were delayed in some geographic regions.

Quanex believes there is value in measuring its sales performance against an industry index. In the case of EPG, the company compares its sales to U.S. window shipments as reported by Ducker Worldwide, a market intelligence firm. For the 12 months ended second quarter, EPG sales were on track with the industry.

Edgetech Acquisition

With the purchase of Edgetech on March 31, its successful integration into EPG remains a high priority and good progress was made in the first month. Teams were assigned to this critical task and integration is on schedule. For the second half of fiscal 2011, Edgetech's results are estimated to be: Sales of about $45 million; depreciation & amortization of about $4 million; and operating income of about $2 million. These second half results do not include $2 million to $3 million of expected annualized synergies.

Quanex estimates a more normalized 12 month run rate for Edgetech, post the step-up in inventory, of: Sales of about $80 million; depreciation & amortization of about $8 million; and operating income of about $5 million. These estimates do not include any synergies and are subject to change.

Aluminum Sheet Products group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential repair & remodeling (R&R) and new home construction. Shipped pounds, revenue and operating income in the second quarter were 80 million pounds, $123.1 million and $6.1 million, respectively. Revenue was better than a year ago due to higher aluminum prices. Both pounds and operating income were lower compared to a year ago due to customer restocking that was driven at the time by tax credits that are no longer available. Operating income was further impacted by a product mix change, which included more unpainted sheet sales that sell at a lower margin than painted sheet. Nichols' spread (sales less material costs) was up 4% from the year ago quarter due primarily to higher aluminum prices.

The Aluminum Association reported non-can sheet aluminum shipments in the second quarter were up 4% from a year ago while Nichols Aluminum's second quarter shipments of 80 million pounds were down 4% over the same period. Part of the underperformance to the industry is attributed to relatively weak building and construction demand in the quarter, where Nichols has a sizable presence, compared to stronger distribution and transportation demand, where it has a relatively small presence.

	2nd qtr 2011	2nd qtr 2010
Net sales	$123.1	$117.1
Operating income	$6.1	$7.2
Shipped pounds	80	83
(in millions)

Compared to the sequential first quarter, Nichols Aluminum shipped pounds, revenue and operating income were each better and reflected an improvement in seasonal demand (Nichols typically leads EPG into the Spring building season) and higher aluminum prices. However, spread was down 7% primarily because unpainted sheet sales were a larger percentage of the overall sales mix.

Corporate and Other Items

Corporate expenses in the quarter were $10.3 million and included, in part, the following items: Edgetech related transaction costs; ERP program costs; stock based compensation expense; and LIFO expense that primarily reflect higher aluminum prices at Nichols.

Cash Position

Quanex had a cash balance of $57.7 million and total debt outstanding stood at $2.0 million at the end of the quarter. The company used $104.4 million to acquire Edgetech and used $6.4 million to purchase the lineal extrusion assets of Jeld-Wen's Yakima, WA facility. Cash used by operating activities from continuing operations for the first half of 2011 was $5.4 million. The company's $270 million revolving credit facility remained untapped, but due to the facility's covenant requirements, the available capacity at quarter end was $214.7 million. Future uses of cash could be to fund organic growth activities, fund the common stock dividend, make acquisitions, and repurchase outstanding shares. No stock was purchased this quarter.

2011 Business Outlook

The combination of weak GDP growth, high unemployment, a lack of housing related tax incentives, a tight credit market, and a large inventory of homes available for sale has created a challenging business environment this year. The growth in the economy appears to have stalled, and in turn, the pace of the recovery in residential housing activity has slowed from previous expectations. The company is now anticipating reduced customer demand in the second half of 2011 compared to its original outlook. Therefore, Engineered Products financial guidance for 2011 has been reduced.

Engineered Products now expects to earn about $30 million in 2011 (pre-Edgetech), down $5 million from previous guidance, compared to $34 million it earned in 2010. EPG sales are now expected to be about flat to last year, not higher, and as previously disclosed, operating expenses are expected to be higher as the group continues to invest in long term growth initiatives.

Aluminum Sheet Products guidance remains unchanged. It expects to earn about $25 million in 2011 compared to $30 million last year. This estimate is based on lower shipped pounds because Nichols did not see the same level of restocking demand that was present in the first half of 2010 repeated in the first half of 2011.

Segment guidance for 2011 assumes no LIFO activity, and excludes estimated corporate expenses of $26 million (pre-Edgetech transaction and integration costs). Capital expenditures are estimated at $30 million (pre-Edgetech). Depreciation & amortization expenses are expected to be $29 million (pre-Edgetech). Corporate expenses and capital expenditures include $2.5 million and $9 million, respectively, of costs associated with the launch of Quanex's $30 million multiyear ERP program.

Organic Growth Initiatives

EPG's organic programs are focused on driving profitable growth through one sales and marketing team, coupled with the engineering collaboration of its family of businesses: Homeshield, Mikron, Truseal and Edgetech. Activities are focused on both national and regional window and door companies. EPG is also collectively working to develop new products and systems that provide its customers with the latest innovations in energy efficiency.

EPG launched its E-commerce website "Screen It Again" this quarter. The website gives retail customers the ability to purchase after-market, custom-sized screens and screen components, and window grills. EPG's Homeshield division, with decades of experience, will be producing these products.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable June 30, 2011, to shareholders of record on June 16, 2011.

Financial Statistics as of 04/30/11

Book value per common share: $11.62; Total debt to capitalization: 0.5%; Return on invested capital: 2.9%; Actual number of common shares outstanding: 37,501,151.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

The Quanex Building Products Corporation logo is available at  http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results and financial condition of Quanex and Edgetech and future uses of cash. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2010, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended April 30,			Six months ended April 30,
2011	2010		2011	2010
		Net Sales:
$ 82,493	$ 84,717	Engineered Products	$ 166,504	$ 157,527
123,059	117,088	Aluminum Sheet Products	202,197	198,651
205,552	201,805	Building Products	368,701	356,178

(2,440)	(2,419)	Eliminations	(5,781)	(5,370)

$ 203,112	$ 199,386	Net Sales	$ 362,920	$ 350,808

		Operating Income (Loss):
$ 1,914	$ 5,760	Engineered Products	$ 1,266	$ 9,838
6,058	7,232	Aluminum Sheet Products	6,609	10,866
7,972	12,992	Building Products	7,875	20,704

(10,257)	(7,313)	Corporate and Other	(17,826)	(13,178)

$ (2,285)	$ 5,679	Operating Income (Loss)	$ (9,951)	$ 7,526

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended April 30,			Six months ended April 30,
2011	2010		2011	2010

$ 203,112	$ 199,386	Net sales	$ 362,920	$ 350,808
175,512	167,626	Cost of sales (exclusive of items shown separately below)	315,167	293,760
22,024	19,046	Selling, general and administrative	42,318	35,153
7,861	7,035	Depreciation and amortization	15,386	14,369
(2,285)	5,679	Operating income (loss)	(9,951)	7,526
(110)	(103)	Interest expense	(231)	(227)
338	1,427	Other, net	438	1,505
(2,057)	7,003	Income (loss) from continuing operations before income taxes	(9,744)	8,804
668	(2,619)	Income tax benefit (expense)	3,627	(3,337)

(1,389)	4,384	Income (loss) from continuing operations	(6,117)	5,467

--	(71)	Income (loss) from discontinued operations, net of taxes	(12)	(960)
$ (1,389)	$ 4,313	Net income (loss)	$ (6,129)	$ 4,507

		Basic earnings per common share:
$ (0.04)	$ 0.12	Earnings (loss) from continuing operations	$ (0.16)	$ 0.15
--	--	Income (loss) from discontinued operations	(0.01)	(0.03)
$ (0.04)	$ 0.12	Basic earnings (loss) per share	$ (0.17)	$ 0.12

		Diluted earnings per common share:
$ (0.04)	$ 0.12	Earnings (loss) from continuing operations	$ (0.16)	$ 0.14
--	(0.01)	Income (loss) from discontinued operations	(0.01)	(0.02)
$ (0.04)	$ 0.11	Diluted earnings (loss) per share	$ (0.17)	$ 0.12

		Weighted average common shares outstanding:
37,092	37,357	Basic	37,092	37,348
37,092	37,892	Diluted	37,092	37,835

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

April 30, 2011		October 31, 2010
	Assets
$ 57,727	Cash and equivalents	$ 187,178
99,286	Accounts receivable, net	87,007
68,567	Inventories	45,200
16,140	Deferred income taxes	10,547
9,190	Prepaid and other current assets	8,229
--	Current assets of discontinued operations	462
250,910	Total current assets	338,623
156,375	Property, plant and equipment, net	135,517
7,892	Deferred income taxes	30,563
69,785	Goodwill	25,189
97,404	Intangible assets, net	44,668
17,710	Other assets	16,690
$ 600,076	Total assets	$ 591,250
	Liabilities and stockholders' equity
$ 84,183	Accounts payable	$ 70,986
36,480	Accrued liabilities	43,447
3,504	Income taxes payable	--
351	Current maturities of long-term debt	327
--	Current liabilities of discontinued operations	30
124,518	Total current liabilities	114,790
1,633	Long-term debt	1,616
3,637	Deferred pension and postretirement benefits	3,667
11,430	Non-current environmental reserves	12,027
23,113	Other liabilities	17,718
164,331	Total liabilities	149,818
435,745	Total stockholders' equity	441,432
$ 600,076	Total liabilities and stockholders' equity	$ 591,250

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
	Six months ended April 30,
	2011	2010
Operating activities:
Net income (loss)	$ (6,129)	$ 4,507
(Income) loss from discontinued operations	12	960

Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	15,420	14,404
Gain on bargain purchase	--	(1,272)
Deferred income taxes	(4,539)	2,363
Stock-based compensation	2,722	2,252

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts receivable	(1,176)	743
Decrease (increase) in inventory	(12,961)	(2,536)
Decrease (increase) in other current assets	(1,095)	(95)
Increase (decrease) in accounts payable	6,097	2,307
Increase (decrease) in accrued liabilities	(7,675)	2,412
Increase (decrease) in income taxes payable	460	12,005
Increase (decrease) in deferred pension and postretirement benefits	(29)	845
Other, net	3,556	1,706
Cash provided by (used for) operating activities from continuing operations	(5,337)	40,601
Cash provided by (used for) operating activities from discontinued operations	(68)	(361)
Cash provided by (used for) operating activities	(5,405)	40,240
Investing activities:
Acquisitions, net of cash acquired	(110,845)	(1,590)
Capital expenditures, net of retirements	(10,896)	(7,404)
Proceeds from property insurance claim	--	105
Proceeds from executive life insurance	683	--
Other, net	75	--
Cash provided by (used for) investing activities from continuing operations	(120,983)	(8,889)
Cash provided by (used for) investing activities from discontinued operations	--	90
Cash provided by (used for) investing activities	(120,983)	(8,799)
Financing activities:
Repayments of long-term debt	(23)	(115)
Common stock dividends paid	(3,001)	(2,264)
Issuance of common stock from stock option exercises, including related tax benefits	1,048	364
Purchase of treasury stock	(1,504)	--
Other, net	392	(246)
Cash provided by (used for) financing activities from continuing operations	(3,088)	(2,261)
Cash provided by (used for) financing activities from discontinued operations	(392)	246
Cash provided by (used for) financing activities	(3,480)	(2,015)
Effect of exchange rate changes on cash and equivalents	(43)	30
LESS: (Increase) decrease in cash and equivalents from discontinued operations	460	25
Increase (decrease) in cash and equivalents from continuing operations	(129,451)	29,481
Cash and equivalents at beginning of period	187,178	123,499
Cash and equivalents at end of period	$ 57,727	$ 152,980
CONTACT: Financial Contact:
         Jeff Galow
         713-877-5327

         Media Contact:
         Valerie Calvert
         713-877-5305